UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

Name: Yleana Bitcoin Strategy Fund

Address of Principal Business Office (No. & Street, City, State, Zip Code):

5323 Anita Street

Dallas, TX 75206

Telephone Number: (214) 799-1539

Name and Address of Agent for Service of Process:

Gabriel Hammond

Yleana Bitcoin Strategy Fund

5323 Anita Street

Dallas, TX 75206

With Copies to:

Timothy A. Spangler

Dechert LLP

650 Town Center Drive, Suite 700

Costa Mesa, CA 92626

Check appropriate box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES ☒ NO ☐

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Dallas and State of Texas, on the 7th day of February, 2020.

Yleana Bitcoin Strategy Fund

By:	/s/ Gabriel Hammond
Gabriel Hammond
Sole Trustee